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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of (i) our report dated September 26, 2008 with respect to the balance sheet of CapitalSource Healthcare REIT, and (ii) our report dated August 5, 2008 with respect to the combined financial statements and schedule of CapitalSource Healthcare Net Lease Segment and Loan (A Carve-out of CapitalSource Inc.), all included in Amendment No.1 to the Registration Statement (Form S-11 No. 333-152825) and related Prospectus of CapitalSource Healthcare REIT for the registration of                        of its common shares.

                        /s/ Ernst & Young LLP

McLean, Virginia
September 26, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm